CERTIFICATE OF AMENDMENT

                               OF

                  CERTIFICATE OF INCORPORATION

                               OF

                     CELLULAR PRODUCTS, INC.



            Under Section 805 of the Business Corporation Law


     FIRST:    The name of the corporation is CELLULAR PRODUCTS,
INC. (the "Corporation"), the name under which it was formed.

     SECOND:   The Certificate of Incorporation of the Corporation
was filed by the Department of State on June 21, 1982.

     THIRD:    A.  The Certificate of Incorporation is hereby
amended, as authorized by Section 801 of the Business Corporation
Law to change the name of the Corporation.

               B. In order to effect the preceding, Paragraph 1 of the Certificate of Incorporation is hereby amended to read as follows:

          "1.  The name of the Corporation shall be 872 Main Street
Corp."


     FOURTH:   This Amendment to the Certificate of Incorporation
of the Corporation was authorized by Order of the Honorable Michael
J. Kaplan, U.S. Bankruptcy Court, Western District of New York, dated October 23, 1996 (In re: Cellular Products, Inc., Chapter 11, 94-13415 K) and the unanimous written consent of the Board of Directors of the Corporation.

     IN WITNESS WHEREOF, this Amendment to the Certificate of
Incorporation has been subscribed by the undersigned, who affirm the contents thereof as true under penalties of perjury this 25 day of October, 1996.


                             /s/ James C.D. Hengst
                             ___________________________________
                             James C.D. Hengst, President

                             /s/ Anna L. Schendel
                             ___________________________________
                             Anna L. Schendel, Secretary